                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [ ]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                   BASSETT FURNITURE INDUSTRIES, INCORPORATED
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                   BASSETT FURNITURE INDUSTRIES, INCORPORATED

                               BASSETT, VIRGINIA

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD FEBRUARY 19, 1997

         NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Bassett Furniture Industries, Incorporated (the Company) will be held at the Company's Main Office Building, Bassett, Virginia, on Wednesday, February 19, 1997, at 10:00 a.m., Local Time, for the purpose of considering and acting upon the following:

          1.     The election of eleven Directors.

          2. A proposal to ratify the selection of KPMG Peat Marwick as independent public accountants for the fiscal year ending November 30, 1997.

          3. Any and all other matters that may properly come before the meeting or any adjournment thereof.


         The Board of Directors has fixed the close of business on December 13, 1996 as the record date for determining the stockholders entitled to notice of and to vote at the meeting and any adjournment thereof, and only holders of Common Stock of the Company of record at such date will be entitled to notice of or to vote at the meeting.

         THE BOARD OF DIRECTORS WILL APPRECIATE THE PROMPT RETURN OF THE ENCLOSED PROXY, DATED AND SIGNED. THE PROXY MAY BE REVOKED BY YOU AT ANY TIME BEFORE IT IS EXERCISED AND WILL NOT BE EXERCISED IF YOU ATTEND THE MEETING AND VOTE IN PERSON.

                                        By Order of the Board of Directors



                                        Philip E. Booker
                                        Vice President and Controller

Bassett, Virginia
January 10, 1997

                   BASSETT FURNITURE INDUSTRIES, INCORPORATED

                  Post Office Box 626, Bassett, Virginia 24055

                                PROXY STATEMENT

GENERAL

         This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of proxies to be used at the Annual Meeting of Stockholders of Bassett Furniture Industries, Incorporated (the Company) to be held at its Main Office Building, Bassett, Virginia, at 10:00 a.m., Local Time, on Wednesday, February 19, 1997. This Proxy Statement and accompanying proxy are being sent to the stockholders of the Company on or about January 10, 1997.

         Solicitation other than by mail may be made personally and by telephone by regularly employed officers and employees of the Company who will not be additionally compensated therefor. The Company will request brokers, dealers, banks or voting trustees, or their nominees, who hold stock in their names for others or hold stock for others who have the right to give voting instructions, to forward proxy materials to their principals and request authority for the execution of the proxy and will reimburse such institutions for their reasonable expenses in so doing. The total cost of soliciting proxies will be borne by the Company.

         Any proxy delivered in the accompanying form may be revoked by the person executing the proxy at any time, before the authority thereby granted is exercised, by written request addressed to Glenn A. Hunsucker, President and Chief Operating Officer, Bassett Furniture Industries, Incorporated, Post Office Box 626, Bassett, Virginia 24055 or by attending the meeting and electing to vote in person. Proxies received in such form will be voted as therein set forth at the meeting or any adjournment thereof.

         The only matters to be considered at the meeting, so far as known to the Board of Directors, are the matters set forth in the Notice of Annual Meeting of Stockholders, and routine matters incidental to the conduct of the meeting. However, if any other matters should come before the meeting or any adjournment thereof, it is the intention of the persons named in the accompanying form of proxy, or their substitutes, to vote said proxy in accordance with their judgment on such matters.

         Stockholders present or represented and entitled to vote on a matter at the meeting or any adjournment thereof will be entitled to one vote on such matter for each share of the Common Stock of the Company held by them of record at the close of business on December 13, 1996, which is the record date for determining the stockholders entitled to notice of and to vote at such meeting or any adjournment thereof. Voting on all matters, including the election of Directors, will be by voice vote or by show of hands. The number of shares of Common Stock of the Company outstanding on December 13, 1996 was 13,075,595.

PRINCIPAL STOCKHOLDERS AND HOLDINGS OF MANAGEMENT

         At December 13, 1996, the only persons known to the Company to be beneficial owners of more than 5% of the $5.00 par value Common Stock of the Company (the Common Stock) were as follows:

                                           NUMBER OF SHARES
NAME AND ADDRESS OF                        AND NATURE OF                     PERCENT OF COMMON
BENEFICIAL OWNER                           BENEFICIAL OWNERSHIP              STOCK OUTSTANDING
-------------------                        --------------------              -----------------
Bassett Employee Savings/                       999,517(1)                           7.54%
Retirement Plan
D. W. Miller, Trustee
Bassett, Virginia 24055

Pioneering Management Corporation             1,255,100(2)                           9.60%
60 State Street
Boston, Massachusetts 02109

---------------------
(1) In his capacity as Trustee, D. W. Miller, Vice President of the Company, has sole voting and dispositive power over these shares.

(2) The information concerning beneficial ownership has been provided to the Company by Pioneering Management Corporation (Pioneering). Pioneering has sole voting power over all of these shares, sole dispositive power over 270,000 shares and shared dispositive power over 985,100 shares.

         The following table sets forth, as of December 13, 1996, information as to the beneficial ownership of the Common Stock by all Directors and executive officers of the Company as a group and by the named Executive Officers who are not also nominees for Directors. Information with respect to the beneficial ownership of the Common Stock by Robert H. Spilman, Glenn A. Hunsucker and the other nominees for Directors is contained in the table under "Election of Directors."

                                           NUMBER OF SHARES
NAME OF                                    AND NATURE OF                     PERCENT OF COMMON
BENEFICIAL OWNER                           BENEFICIAL OWNERSHIP              STOCK OUTSTANDING(1)
-----------------                          --------------------              --------------------
Directors and executive                      1,687,000(2)(3)                     12.73%
 officers as a group
 (28 persons)


                                           NUMBER OF SHARES
NAME OF                                    AND NATURE OF                     PERCENT OF COMMON
BENEFICIAL OWNER                           BENEFICIAL OWNERSHIP              STOCK OUTSTANDING(1)
----------------                           --------------------              --------------------
J. R. Meadors                                    28,064(4)                           (5)

J. C. Philpott                                   27,283(4)                           (5)

Robert H. Spilman, Jr.(6)                        78,804(4)                           (5)

---------------------
(1) Based on the number of shares outstanding plus options held by directors and executive officers that are currently exercisable or that are exercisable within 60 days.

(2) Includes 172,983 shares subject to options held by directors and executive officers that are currently exercisable or that are exercisable within 60 days.

(3) Includes 999,517 shares of Common Stock held by the Company's Employee Savings/Retirement Plan, for which D. W. Miller, Vice President of the Company, has sole voting and dispositive power in his capacity as Trustee.

(4) Includes 35,643 shares subject to options that are currently exercisable or that are exercisable within 60 days as follows: J.R. Meadors 10,929; J.C. Philpott 12,000; and Robert H. Spilman, Jr. 12,714. Also includes 19,118 shares allocated to the named Executive Officers under the Company's Employee Savings/Retirement Plan as follows: J.R. Meadors 8,134; J.C. Philpott 9,486; and Robert H. Spilman, Jr. 1,498.

(5)      Less than 1% of the outstanding Common Stock.

(6) Robert H. Spilman, Jr. is the son of Robert H. Spilman, Chairman of the Board and Chief Executive Officer of the Company.

ELECTION OF DIRECTORS

         The Bylaws of the Company provide for eleven Directors. At the meeting, eleven Directors will be elected to serve, subject to the provisions of the Bylaws, until the 1998 Annual Meeting of Stockholders and until their successors are duly elected and qualified; however, Robert H. Spilman intends to resign from the Board effective May 1, 1997, coincident with his retirement as Chief Executive Officer of the Company. Directors are elected by a plurality of the votes cast by the holders of the shares entitled to vote at a meeting at which a quorum is present. Provided a quorum is present, abstentions and shares not voted are not taken into account in determining a plurality. A quorum consists of a majority of votes entitled to be cast. It is the intention of the persons named in the accompanying proxy to vote all proxies solicited by the Board of Directors FOR the eleven nominees listed below unless authority to vote for the nominees or any individual nominee is withheld by a stockholder in such stockholder's proxy. If for any reason any nominee shall not become a candidate for election as a Director at the meeting, an event not now anticipated, the proxies will be voted for the eleven nominees including such substitutes as shall be designated by the Board of Directors.

         The eleven nominees for election as a Director are listed below. All of the nominees were elected to their current terms, which expire in 1997, at the Annual Meeting of Stockholders held on February 21, 1996.

                                                                                PERCENT OF
                                                                                  COMMON
                               OFFICES WITH THE COMPANY OR      SHARES OF          STOCK
 NAME AND                        OTHER OCCUPATION DURING      COMMON STOCK       OUTSTAND-
 DIRECTOR SINCE         AGE          PAST FIVE YEARS            OWNED (1)         ING(2)
 --------------         ---          ---------------            ---------        ---------
 Peter W. Brown,         54    Partner, Virginia Surgical        3,648(3)           (4)
 M.D.                          Associates of Richmond
  1993                         (general surgery).

 Thomas E. Capps         61    Chairman of the Board,            2,212(3)           (4)
  1989                         President and Chief
                               Executive Officer, Dominion
                               Resources, Inc. (electric
                               utility holding company);
                               Director of Dominion
                               Resources, Inc. and
                               NationsBank Corporation

 Alan T. Dickson         65    Chairman of the Board since       3,375(3)           (4)
  1989                         1994 and President until
                               1994 of Ruddick Corporation
                               (diversified holding com-
                               pany); Director of Lance,
                               Inc., NationsBank
                               Corporation and Sonoco
                               Products Company

 Paul Fulton             62    Dean of the Kenan-Flagler         3,511(3)           (4)
  1993                         Business School of the Uni-
                               versity of North Carolina
                               at Chapel Hill; President
                               of Sara Lee Corporation
                               (packaged food and consumer
                               products) until 1993;
                               Director of Sonoco Products
                               Company, NationsBank Corpo-
                               ration, Cato Corporation
                               and Winston Hotels, Inc.

 William H. Goodwin,     56    Chairman of the Board, CCA       19,899(3)          (4)
 Jr.                           Industries, Inc. (diver-
  1992                         sified holding company);
                               Director of First Union
                               Corporation


                                                                                PERCENT OF
                                                                                  COMMON
                               OFFICES WITH THE COMPANY OR      SHARES OF          STOCK
 NAME AND                        OTHER OCCUPATION DURING      COMMON STOCK       OUTSTAND-
 DIRECTOR SINCE         AGE          PAST FIVE YEARS            OWNED (1)         ING(2)
 --------------         ---          ---------------            ---------        ---------
 Glenn A. Hunsucker      62    President and Chief              36,868(5)           (4)
  1974                         Operating Officer of the
                               Company; Director of First
                               Union National Bank of
                               Virginia

 James W. McGlothlin     56    Chairman of the Board and         5,968(3)           (4)
  1981                         Chief Executive Officer,
                               The United Company (energy,
                               real estate, financial
                               services, hotel and golf
                               properties, retail and
                               industrial supplies);
                               Director of CSX Corporation

 Thomas W. Moss, Jr.    68     Speaker of the Virginia             600(3)           (4)
                               House of Delegates; Senior
  1996                         Partner of the law firm
                               Thomas W. Moss, Jr., P.C.;
                               Director of Star Oil & Gas,
                               Ltd. and Goodman-Segar-Ho-
                               gan-Hoffer, Inc.

 Albert F. Sloan         67    Retired Chairman of the           1,887(3)           (4)
  1984                         Board, Lance, Inc. (snack
                               foods); Director of PCA
                               International, Inc.,
                               Richfoods Holdings, Inc.
                               and Cato Corporation

 John W. Snow            57    Chairman of the Board,            3,175(3)           (4)
  1990                         President and Chief
                               Executive Officer, CSX
                               Corporation rail-based
                               international tran-
                               sportation); Director of
                               CSX Corporation, Circuit
                               City Stores, Inc., Nati-
                               onsBank Corporation,
                               Textron, Inc. and USX
                               Corporation

 Robert H.               69    Chairman of the Board and       196,212(7)          1.48%
 Spilman(6)                    Chief Executive Officer of
  1961                         the Company; Director of
                               NationsBank Corporation,
                               Jefferson-Pilot
                               Corporation, Trinova
                               Corporation, The Pittston
                               Company and Dominion Re-
                               sources, Inc.

--------------------
(1) Also includes shares allocated to officers of the Company as participants in the Company's Employee Savings/Retirement Plan.

(2) Based on the number of shares outstanding plus options held by directors and executive officers that are currently exercisable or that are exercisable within 60 days.

(3) Includes 1,500 shares subject to options which are currently exercisable or exercisable within 60 days for each person indicated, except for Mr. Moss who only owns one option for 500 shares.

(4)   Less than 1% of the outstanding Common Stock.

(5) Includes 17,939 shares that are subject to options which are presently exercisable or are exercisable within 60 days and 10,044 shares allocated to Mr. Hunsucker under the Company's Employee Savings/Retirement Plan.

(6) Robert H. Spilman is the father of Robert H. Spilman, Jr., Executive Vice President of Marketing and Merchandising of the Company.

(7) Includes 36,091 shares that are subject to options which are presently exercisable or are exercisable within 60 days and 21,032 shares allocated to Mr. Spilman under the Company's Employee Savings/Retirement Plan. Also includes a total of 119,126 shares that are held in a trust of which Mr. Spilman is co-trustee, shares held by Mr. Spilman's wife directly and shares held in trusts of which Mr. Spilman's wife is trustee. Mr. Spilman disclaims beneficial ownership of these 119,126 shares.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

         The Board of Directors met five times during the 1996 fiscal year. Each Director attended at least 75% of the meetings of the Board of Directors and Committees on which he served. The Company has an Audit Committee and an Organization, Compensation and Nominating Committee.

         The Audit Committee is composed of Messrs. Brown, Capps, Dickson, Fulton, Moss and Sloan and is responsible for monitoring the performance of the independent auditors for the Company, recommending their engagement or dismissal to the Board of Directors, approving all audit and related fees and reviewing and evaluating the internal auditor's audit schedule. The Audit Committee met two times during the fiscal year.

         The Organization, Compensation and Nominating Committee is composed of Messrs. Dickson, Goodwin, McGlothlin, Sloan and Snow. The Committee reviews and makes recommendations to the Board of Directors with respect to executive and officer compensation; establishes, reviews and recommends changes to the organizational structure of the Company so as to utilize the management resources to best respond to the changing demands of the marketplace; reviews the individual performance of each director in terms of overall contribution to the betterment of the Company, including meeting attendance and participation; reviews the composition of the Board, and; recommends a slate of directors for nomination to the Board. The Organization, Compensation and Nominating Committee met once during the fiscal year.

ORGANIZATION, COMPENSATION AND NOMINATING COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         The Organization, Compensation and Nominating Committee is composed of Messrs. Dickson, Goodwin, McGlothlin, Sloan and Snow. Mr. McGlothlin is Chairman of the Board and Chief Executive Officer of The United Company. In 1993, a subsidiary of The United Company, United Central Industrial Supply Company, purchased the assets of Blue Ridge Industrial Supply Company. United Central Industrial Supply Company has operated mining, mill and industrial supply stores for over 20 years. Blue Ridge Industrial Supply Company conducted business with the Company prior to such acquisition and has continued to do business with the Company. Blue Ridge Industrial Supply Company had sales of approximately $1,720,000 to the Company in the 1996 fiscal year. The prices charged by Blue Ridge Industrial Supply Company were negotiated on an arms-length basis and the Company believes such prices are at or below the prices charged for comparable products by other companies in the area. Robert
H. Spilman, Chairman of the Board and Chief Executive Officer of the Company, serves on the Organization and Compensation Committee of the Board of Directors of Dominion Resources, Inc. Thomas E. Capps, a member of the Company's Board of Directors, is Chairman of the Board, President and Chief Executive Officer of Dominion Resources, Inc.

ORGANIZATION, COMPENSATION AND NOMINATING COMMITTEE REPORT

         The Organization, Compensation and Nominating Committee of the Board of Directors has assisted the Company in developing and implementing compensation policies and programs which seek to improve the profitability of the Company and to maximize stockholder value over time. To accomplish this, the five outside directors who compose the Organization, Compensation and Nominating Committee have developed executive compensation policies which are consistent with, and directly linked to, the Company's business objectives. These business objectives represent a composite of factors that are considered important for the future success of the Company. These factors attempt to balance long and short-term performance, including the continued maintenance of a strong balance sheet, growth of pre-tax profitability and earnings per share, control of costs, market growth and diversification and other criteria which may be introduced over time as a result of changes in the household furniture environment. The members of the Organization, Compensation and Nominating Committee deliberate on matters affecting executive compensation. The decisions are reviewed by the full Board, with the exception of decisions on stock or option awards which are made by the Organization, Compensation and Nominating Committee to satisfy tax and securities law requirements.

         The key principles which the Organization, Compensation and Nominating Committee emphasizes in developing compensation programs affecting senior executives are:

         . Paying for performance that emphasizes corporate, business unit and individual achievement.

         . Motivating senior executives to the achievement of strategic and tactical business goals and objectives and rewarding outstanding achievement.

         . Linking the interests of senior executives with the long-term interests of the stockholders through ownership of the Common Stock.

         As the level of responsibility increases, an executive's compensation will be proportionately at greater risk, reflecting the rewards earned as a result of goal attainment. As responsibility increases, the compensation mix will rely increasingly on the value of stock awards.

         The four components of executive compensation are:

         Base Salary. Base salaries are generally competitive with high-performing, similar-sized companies in the industry. In recent years the base salaries have been kept at a relatively fixed rate to reflect the general economic conditions of the industry and to keep fixed costs under control. Increases in base salary have been the result of increased responsibilities assumed by an executive officer and profitability of the Company or a business unit in an increasingly competitive industry. The Organization, Compensation and Nominating Committee emphasizes rewards in the total compensation context, rather than increasing base salary.

         Annual Incentive Bonuses. Target annual incentives are established for each executive in the form of a percentage of base salary. Discretionary adjustments to targets are made based on performance criteria, subjectively applied, which include the continued maintenance of a strong balance sheet, growth of pre-tax profitability and earnings per share, control of costs, market growth and diversification and other criteria which may be introduced over time as a result of changes in the household furniture environment. Annual bonuses are considered part of the total compensation package and represent a targeted portion of such total compensation. There were approximately 400 participants in the executive and management incentive plans for the years covered by this report.

         Annual Stock Option Grants. The Organization, Compensation and Nominating Committee may grant options to acquire shares of Company Common Stock to those key executives who, in their judgment, have achieved goals and objectives as described in the corporate business plans.

         The performance criteria used to determine the eligibility to receive a stock option include growth of pre-tax profitability and earnings per share, control of costs, market growth and diversification, continued maintenance of a strong balance sheet and other criteria which may be introduced over time as a result of changes in the household furniture environment. The number of option shares granted to each executive is determined by taking a percentage of the total cash compensation and dividing that amount by the fair market value per share at the date of grant. The percentage is set annually by the Organization, Compensation and Nominating Committee on a subjective basis, based upon individual performance. The number of option shares granted will be reduced in the event the executive does not own at least that number of shares of Company Common Stock equal to the number of shares subject to the option grant. This encourages executives to hold shares received upon the exercise of the options, further linking their interests to those of the stockholders. Stock option grants are considered part of the total compensation package and represent a targeted portion of such total compensation.

         Benefits. These programs are designed to provide protection against financial catastrophe that can result from illness, disability or death. Benefits offered to senior executives are those offered to all employees, with certain variations, to promote tax efficiency and replacement of benefits lost due to regulatory limitations.

         The Organization, Compensation and Nominating Committee believes that executive compensation programs serve the interest of the stockholders of the Company. Pay delivered to the senior executive is intended to emphasize the achievement of goals and objectives of the Company. At risk, performance-based bonus compensation averaged approximately 30% of total annual cash compensation for the executive group during the fiscal year ended November 30, 1996. The range of bonus compensation can be from zero to a multiple of base salary, depending upon performance against goals and objectives for the year. The use of equity in the form of stock option grants requires executives to invest in the company they manage, and stockholder value creation becomes important, as with other stockholders.

         Chief Executive Officer's 1996 Compensation. Robert H. Spilman, Chairman of the Board and Chief Executive Officer of the Company, is eligible to participate in the same compensation programs available to other senior executives. The Organization, Compensation and Nominating Committee seeks to be competitive with high-performing, similar-sized companies in the household furniture industry in the context of total compensation, placing more emphasis on at-risk incentives than on base salary. While this performance-driven compensation may produce variable compensation over the years, it is the belief of the Organization, Compensation and Nominating Committee that this approach focuses the executive on the achievement of short and long-term goals and objectives which enhance stockholder value.

         The Organization, Compensation and Nominating Committee determines, subjectively, the emphasis and importance of the above criteria each year to reflect the economic conditions of the household furniture industry and that of the Company.

         The base salary component of total compensation for Mr. Spilman for fiscal year 1996 was $475,000. Mr. Spilman's salary is competitive when compared to company size, performance and position within the industry.

         The annual bonus paid to Mr. Spilman was based upon the subjective application of the objective performance criteria stated above. The annual bonus for fiscal year 1996 was determined using these criteria resulting in a payment of $202,500, which was a decrease of 10% from 1995. No stock option grants were awarded to Mr. Spilman in 1996.

         For fiscal year 1997, the Organization, Compensation and Nominating Committee will again establish performance criteria designed to enhance stockholder value. These criteria will be consistent with financial objectives of the Company and will be representative of the success needed to insure growth and profitability.

                                        James W. McGlothlin, Chairman
                                        Alan T. Dickson
                                        William H. Goodwin, Jr.
                                        Albert F. Sloan
                                        John W. Snow

STOCKHOLDER RETURN PERFORMANCE GRAPH

         Included below is a line graph comparing the yearly percentage change in the cumulative total stockholder return on the Company's Common Stock against the cumulative total return of the Standard & Poor's 500 Index and the Company's Peer Group for the period commencing December 1, 1991 and ending November 30, 1996, covering the Company's five fiscal years ended November 30, 1996. The Company's Peer Group (the Peer Group) consists of nine publicly-traded companies, the Company, Ameriwood Industries International Corporation, Bush Industries, Inc. Class A Common Stock, DMI Furniture, Inc., La-Z-Boy Chair Company, Ladd Furniture, Inc., Masco Corp., Pulaski Furniture Corp. and Rowe Furniture Corp, each of which is in the household furniture industry.


                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
                        AMONG THE COMPANY, S&P 500 INDEX
                               AND THE PEER GROUP


                                              INDEXED RETURNS
                        BASE                   YEARS ENDING
                        PERIOD
COMPANY NAME/INDEX      NOV31       NOV92    NOV93   NOV94   NOV95   NOV96
--------------------------------------------------------------------------
BASSETT FURNITURE INDS  100         161.88   182.59  164.64  134.13  140.14
S&P 500 INDEX           100         118.47   130.44  131.80  180.54  230.84
PEER GROUP #1           100         133.51   175.77  126.90  157.47  194.93


This graph assumes that $100 was invested in the Company's Common Stock on December 1, 1991, in the S&P 500 Index and the Peer Group and that dividends were reinvested.

EXECUTIVE COMPENSATION

         The table below shows the compensation paid or accrued by the Company for the three fiscal years ended November 30, 1996, to or for the account of the Chief Executive Officer and the Company's four other most highly compensated officers whose total annual salary and bonus exceeded $100,000 for the 1996 fiscal year (collectively, the named Executive Officers).

                          SUMMARY COMPENSATION TABLE

                                                                      LONG TERM
                                         ANNUAL COMPENSATION           COMPEN-
                                         -------------------            SATION
                                                                      ---------

                                                           OTHER
                                                          ANNUAL                      ALL
                                                           COM-         STOCK        OTHER
 NAME AND                                                 PENSA-        OPTION      COMPEN-
 PRINCIPAL              FISCAL     SALARY      BONUS       TION         AWARDS       SATION
 POSITION               YEAR       ($)(1)      ($)(2)     ($)(3)        (#SH)        ($)(4)
 -------------------    ------     ------      ------     ------        ------      -------
 Robert H. Spilman      1996       475,000     202,500      ---             0          9,919
  Chairman of the       1995       450,000     225,000      ---             0          9,919
  Board and Chief       1994       450,000     225,000      ---         7,500         10,626
  Executive Officer

 Glenn A. Hunsucker     1996       250,000     117,000      ---             0          8,625
  President and Chief   1995       240,000     130,000      ---             0          9,919
  Operating Officer     1994       230,000     130,000      ---         5,000         10,626

 Robert H. Spilman,     1996       135,000      45,000      ---             0          6,210
 Jr.                    1995       120,000      45,000      ---             0          5,865
  Executive Vice        1994       100,000      40,000      ---         2,000          4,543
  President -
  Marketing and
  Merchandising

 J. C. Philpott         1996       122,500      65,000      ---             0          8,573
  Executive Vice        1995       119,000      65,000      ---             0         10,341
  President - Manu-     1994       115,000      65,000      ---         2,000         10,063
  facturing

 J. R. Meadors          1996        97,500      62,000      ---             0          9,171
  Senior Vice           1995        95,000      62,000      ---             0          9,054
  President             1994        92,000      62,000      ---         2,000          8,687
  - Marketing

----------------
(1) The salaries shown above include deferred compensation for each named Executive Officer under the Section 401(k) qualified, defined contribution Employee Savings/Retirement Plan.

(2) Under the Company's incentive bonus program, executives are paid cash awards which are directly related to their performance and contribution to the attainment of Company objectives and individual goals. Awards are made annually following the completion of the fiscal year.

(3) No named Executive Officer has received personal benefits during the listed years in excess of the lesser of $50,000 or 10% of annual salary.

(4)   Company matching contributions under the Company's Employee
      Savings/Retirement Plan.


      The table below shows, on an aggregated basis, each exercise of stock options or SARs during the fiscal year ended November 30, 1996 by the Chief Executive Officer and each named Executive Officer and the 1996 fiscal year-end value of unexercised in-the-money options and SARs.

                 AGGREGATED OPTION/SAR EXERCISES IN THE 1996
                            FISCAL YEAR AND FY-END
                              OPTION/SAR VALUES

                                                                                        VALUE OF
                                                                       NUMBER          IN-THE-MONEY
                                                                  OF UNEXERCISED       OPTIONS/SARS
                                                                 OPTIONS/SARS AT        AT FY-END
                                                                 FY-END (#SH)(1)        ($)(1)(2)

                              SHARES ACQUIRED     VALUE            EXERCISABLE/         EXERCISABLE/
NAME                          ON EXERCISE (#SH)                     REALIZED ($)        UNEXERCISABLE
----                          -----------------   -----          ---------------        -------------
Robert H. Spilman                  0                0              29,657/24,272            0/0
Glenn A. Hunsucker                 0                0              15,265/17,414            0/0
Robert H. Spilman, Jr.             0                0               10,479/2,235            0/0
J. C. Philpott                     0                0                9,765/2,235            0/0
J. R. Meadors                      0                0                8,694/2,235            0/0
-------------------

(1) No SARs were exercised in 1996 and there were no SARs outstanding at the 1996 fiscal year end.

(2) The exercise price for unexercised options is $26.25 per share for 1994 grants, $37.40 per share for 1993 grants and $28 per share for 1992 grants.

SUPPLEMENTAL RETIREMENT INCOME PLAN

      The Company has a Supplemental Retirement Income Plan (the Supplemental
Plan) that covers certain senior executives to promote their long service and dedication and to provide an additional retirement benefit. Upon retirement, the Supplemental Plan provides for lifetime monthly payments in an amount equal to 65% of the Participant's final average compensation as defined in the Supplemental Plan, which amount is reduced by (i) 50% of old age social security benefits, (ii) the benefit that would be payable on a life annuity basis from Company contributions to the Employee Savings/Retirement Plan based on a formula using maximum employee contributions, and (iii) the benefit that would be payable on a life annuity basis from funds the Company contributed to a Defined Benefit Plan that was terminated in 1977. There is no provision under the Supplemental Plan for a disability benefit if a participant's employment is terminated prior to age 65 due to disability; however, the participant, notwithstanding the termination of employment, shall continue to be covered by the Supplemental Plan. The death benefit is divided into (a) prior to retirement death, which pays the beneficiary 50% of final average compensation for a period of 120 months, and
(b) post retirement death, which pays the beneficiary 200% of final average compensation in a single payment. There are no benefits payable as a result of a termination of employment for any reason other than death or retirement. The Supplemental Plan contains a change of control provision which provides for the immediate vesting and payment of the retirement benefit under the Supplemental Plan in the event of an employment termination resulting from a change of control. The Supplemental Plan is an unfunded liability of the Company which is credited with an interest rate representative of the Company's interest rate used in its major financial transactions and fluctuates with the market. The executives covered under this Supplemental Plan have waived participation in the Company's Group Life Insurance Program.

      Assuming no change in the rate of compensation after November 30, 1996, the estimated annual net benefit payable on retirement at age 65 (at a later assumed age for Mr. Spilman) for the named Executive Officers was as follows:
Robert H. Spilman $291,003, Glenn A. Hunsucker $162,874, J. C. Philpott $71,034 and J. R. Meadors $57,306. Inasmuch as the estimated annual net benefit is based on the assumption of no change in the rate of compensation after November 30, 1996, it is projected that the net benefit payable to Robert H. Spilman, Jr. will be covered by the benefits calculated (using the aforementioned formula) to be payable from Company contributions to the Employee Savings/Retirement Plan.

DIRECTOR COMPENSATION

      Directors who are also employees of the Company receive no additional compensation for serving as directors. Directors who are not employees of the Company receive an annual retainer fee of $15,000, plus a fee of $500 for each Board and for each Committee meeting attended.

      Under the Company's 1993 Stock Plan for Non-Employee Directors (the Director Plan), Directors who are not regular employees of the Company are each automatically granted an option to purchase 500 shares of Common Stock on April 1 of each year, subject to adjustment in the event of stock dividends and splits, recapitalizations and similar transactions. On April 1, 1996, nine Directors were each granted an option to purchase 500 shares of Common Stock at an exercise price of $25.75 per share.

      An option granted under the Director Plan is not exercisable unless the optionee remains available to serve as a Director of the Company for six months after the date of grant. An optionee's rights under all outstanding options will terminate three years after his termination as a Director, unless the termination is because of death or disability, in which case the options will be exercisable for one year after such termination. Unless earlier terminated, all options granted under the Director Plan expire ten years from the date of grant.

      In addition, the Director Plan provides that eligible Directors of the Company may make an annual irrevocable election to receive up to 100% of their annual retainer fee in the form of a stock award. The total number of shares subject to a stock award will be determined based on the fair market value of the Common Stock on the date the award is made. The Director may specify the percentage of the Director's annual retainer fee subject to the election, and the percentage of and the dates on which the shares covered by the stock award are to be issued. In the event a Director ceases to be a member of the Board of Directors for any reason, the total number of shares subject to the award which have not yet been issued to the Director will be issued to the Director within one year of his termination as a Director.

      The Company also has established a planned gift program for directors funded by life insurance policies on directors as part of its overall program to promote charitable giving. After the death of a Director, the Company will donate $500,000 to one or more qualifying charitable organizations recommended by the individual director and subsequently be reimbursed by life insurance proceeds. Individual directors derive no financial benefit from this program since all charitable deductions accrue solely to the Company. The program does not result in any material cost to the Company.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934 (the Exchange Act) requires the Company's Directors and executive officers and persons who own more than 10% of the Company's Common Stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of the Common Stock and other equity securities. Executive officers, Directors and greater than 10% stockholders are required to furnish the Company with copies of all such reports they file. To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended November 30, 1996, all Section 16(a) filing requirements applicable to its executive officers, Directors and greater than 10% beneficial stockholders were complied with.

RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

      Upon the recommendation of the Audit Committee, the Board of Directors has approved the selection of KPMG Peat Marwick as independent public accountants to audit the financial statements of the Company for the fiscal year ending November 30, 1997. This selection is being presented to the stockholders for their ratification at the Annual Meeting of Stockholders. The firm of KPMG Peat Marwick has audited the Company's financial statements annually since 1990 and is considered well qualified.

      Representatives of KPMG Peat Marwick are expected to be present at the Annual Meeting of Stockholders with an opportunity to make a statement if they desire to do so, and they are expected to be available to respond to appropriate questions.

      The Board of Directors recommends a vote FOR the ratification of the selection of KPMG Peat Marwick as independent public accountants to audit the financial statements of the Company for the fiscal year ending November 30, 1997, and proxies solicited by the Board of Directors will be so voted unless stockholders specify a different choice. If the stockholders do not ratify the selection of KPMG Peat Marwick, the selection of independent public accountants will be reconsidered by the Board of Directors.

STOCKHOLDER PROPOSALS

      Any proposal that a stockholder intends to present for action at the 1998 Annual Meeting of Stockholders, currently scheduled for February 18, 1998, must be received by the Company no later than September 12, 1997, in order for the proposal to be included in the proxy statement and form of proxy for the 1998 Annual Meeting of Stockholders. The proposal should be sent to Glenn A. Hunsucker, President and Chief Operating Officer, Bassett Furniture Industries, Incorporated, Post Office Box 626, Bassett, Virginia 24055.

                                                                      APPENDIX A


PROXY             BASSETT FURNITURE INDUSTRIES, INCORPORATED               PROXY

              PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE
                 ANNUAL MEETING TO BE HELD FEBRUARY 19, 1997

     The undersigned hereby appoints Robert H. Spilman and Philip E. Booker, each or either of them, proxies, with full power of substitution, with the powers the undersigned would possess if personally present, to vote, as designated below, all shares of the $5.00 par value Common Stock of the undersigned in Bassett Furniture Industries, Incorporated at the Annual Meeting of Stockholders to be held on February 19, 1997, and at any adjournment thereof.
     THIS PROXY WILL BE VOTED AS SPECIFIED HEREIN AND, UNLESS OTHERWISE DIRECTED, WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES AS DIRECTORS AND FOR THE SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS. The Board of Directors recommends voting FOR on each item.

1. ELECTION OF DIRECTORS: Nominees are Peter W. Brown, M.D., Thomas E. Capps, Alan T. Dickson, Paul Fulton, William H. Goodwin, Jr., Glenn A. Hunsucker, James W. McGlothlin, Thomas W. Moss, Jr., Albert F. Sloan, John
     W. Snow and Robert H. Spilman.

     [ ] FOR all listed nominees (except do not vote for the nominee(s) whose name(s) I have written below)

     ------------------------------------------------------------------------

     [ ]       WITHHOLD AUTHORITY to vote for the listed nominees

2. RATIFICATION OF SELECTION OF KPMG PEAT MARWICK AS INDEPENDENT PUBLIC ACCOUNTANTS


         [ ]  FOR              [ ]  AGAINST         [ ]  ABSTAIN





                          (continued from other side)



3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

Receipt of Notice of Annual Meeting of Stockholders and accompanying Proxy Statement is hereby acknowledged. PLEASE DATE AND SIGN EXACTLY AS PRINTED BELOW AND RETURN PROMPTLY IN THE ENCLOSED POSTAGE PAID ENVELOPE.

                              Dated:    ______________________________, 1997.

                                        ____________________________________

                                        ____________________________________
                                        (When signing as attorney, executor,
                                        administrator, trustee, guardian, etc.,
                                        give title as such. If joint account,
                                        each joint owner should sign.)